Exhibit (C)(7)(B)

Exhibit (c) (7) (B)

Preliminary & Confidential Presentation to the Board of Directors July 2016

Disclaimer Preliminary & Confidential BY ACCESSING THIS REPORT (THE “REPORT”) YOU CONFIRM THAT YOU HAVE READ THIS INFORMATION AND AGREE TO COMPLY WITH ALL THE PROVISIONS BELOW: BANCO ITAÚ ARGENTINA (“Itaú Argentina” or “Itaú BBA”) was hired by ENERSIS AMÉRICAS S.A. (“Enersis Américas”) to act as independent valuator under the terms of article 147 of Law No. 18,046, in connection with the proposed merger of Enersis Américas, Endesa Américas S.A. and Chilectra Américas S.A. (the “Proposed Transaction”) as defined in the engagement letter entered into between Enersis Américas and Itaú Argentina pursuant to Offer Letter No. 01/2016 dated as of May 26, 2016 sent by Enersis Américas to Itaú Argentina and accepted by the latter on May 27, 2016 (the “Engagement Letter”). Enersis Américas, Endesa Américas S.A. and Chilectra Américas S.A. shall collectively be referred to as the “Companies”. This Report is restricted to the issues covered by the Engagement Letter related to the Proposed Transaction, in accordance to the methodologies described herein, in accordance with article 147 of Law No. 18,046. The work executed in connection with this Report does not have the scope of an auditing process and has assumed as correct, true, complete and sufficient all the information provided by the Companies and their respective subsidiaries and related companies, as well as other publicly available information. Additionally, we note that the above description of the Proposed Transaction, as well as any other descriptions contained in this Report, do not seek to reproduce all the details as described in documents pertaining to the Proposed Transaction, since we have not had complete access to all of them. In case of doubts or questions in relation to the Proposed Transaction, interested parties shall seek to obtain such documents or raise such questions to the Board of Directors of Enersis Américas. 1. This Report has been prepared solely for the use and benefit of Enersis Américas and the members of its Board of Directors and shareholders within the context of the Proposed Transaction as set forth in the Engagement Letter, and should not be used in any other context or for other purposes not described herein, or relied upon by any person to whom this Report is not expressly addressed. In this sense, this Report and the information herein contained may only be disclosed to third parties in accordance with the terms and conditions set forth in the Engagement Letter and with Section 147 of Law N° 18,046. This Report, including its analysis and conclusions, do not constitute, and shall not be construed as constituting, a recommendation or indication as to how to proceed in relation to any decision to be adopted. Any decisions that may be taken by Enersis Américas, its shareholders or Board of Directors are of their exclusive responsibility, based on their own analysis of the risks and benefits involved in the Proposed Transaction, whereupon Itaú BBA shall be held harmless, irrevocably and irreversibly, from any liability in connection with the decisions adopted based on this material. The record date for this Report is June 30, 2016 (“Reference Date”) and this Report was completed and delivered on July 27, 2016. 2. In preparing this Report we have: (i) used, as authorized by the management of Enersis Américas, the consolidated and individual financial statements of each of the Companies and their respective subsidiaries and related companies, as necessary in order to prepare this Report; (ii) used other information related to the Companies and their respective subsidiaries and related companies, including financial projections, delivered and prepared by the Companies and their respective subsidiaries and related companies; (iii) conducted discussions with members of the Board of Directors and management of the Companies regarding the business and prospects of the Companies and their respective subsidiaries and related companies; (iv) requested information about business plans of the Companies and their respective subsidiaries and related companies, duly provided by their respective Boards of Directors, including available capacities, revenue growth, costs, general and administrative expenses and investment plans and expansion or maintenance; and (v) taken into account other public information, financial studies, analysis, surveys, economic and market reports that we consider relevant, in order to, to the extent applicable, analyze the consistency of the information received from the Companies and their respective subsidiaries and related companies ((i) through (v), collectively, the “Information”). The Information was obtained from sources we believe to be reliable; however, we have not independently verified the Information and are not responsible for its accuracy, correctness or sufficiency. Any estimates or projections herein presented were obtained from public sources and from the management of the Companies, and there is no guarantee as to whether these estimates and projections will materialize. We do not assume any responsibility for these estimates and projections, or the way in which they were obtained. We are not responsible for conducting and have not conducted an independent verification of the Information. 3. As part of our work, we have assumed that the Information is true, accurate, sufficient and complete and that all information that might be relevant in the context of our work has been made available to us. We do not make any representation or warranty, expressly or implicitly, as to any information used to prepare this Report. Itaú BBA did not undertake any independent verification with respect to the Information and is not able to certify its accuracy, correctness, completeness and sufficiency. Enersis Américas takes full and exclusive responsibility for the Information provided by the Companies. If any of the related assumptions does not occur or if the Information proves to be incorrect, incomplete, inaccurate or insufficient, the conclusions of this Report may change substantially. With respect to the portion of the Information related to future events, we have assumed as recommended by Enersis Américas and its subsidiaries and related companies, that such Information reflects the best estimates of the management of the Companies and their respective subsidiaries and related companies as currently available regarding the Companies’ future performance. 4. We undertake no responsibility for conducting independent investigations as to any Information or to independently verify any assets or liabilities (contingent or otherwise) related to the Proposed Transaction. Accordingly, in respect of liabilities and contingencies of the Companies or their respective subsidiaries and related companies, we have considered only figures properly accrued in the financial statements of the Companies and their respective subsidiaries and related companies, given the fact that we do not consider the possibility of eventual inaccuracies, or the potential effects of any judicial or administrative proceedings (civil, environmental, criminal, tax, labor, social security etc.), even if unknown or undeclared, pending or threatened, in the value of the assets and shares issued by the Companies or their respective subsidiaries or related companies. We have not been asked to conduct (and have not conducted) any kind of due diligence or physical inspection of the properties or facilities of the Companies or their respective subsidiaries or related companies. Also, we did not evaluate the solvency or fair value of the Companies or their respective subsidiaries or related companies, considering the laws relating to bankruptcy, insolvency or similar matters. 5. We do not undertake any responsibility related to (i) verification of the regularity of the business carried out, or contracts entered into, by the Companies or their respective subsidiaries or related companies; (ii) issues resulting from the relationship of the Companies or their respective subsidiaries or related companies, with any third parties, including the economic and financial conditions of any contract, business or any other form of economic or commercial relationship between the Companies or their respective subsidiaries or related companies, and any third parties, whether in the past or future; and (iii) the maintenance of current business conditions and existing contracts of the Companies or their respective subsidiaries or related companies, with any third parties. We emphasize that the conclusions of this Report assume the full regularity, validity and perpetuity of all contracts entered into by the Companies and their respective subsidiaries and related companies, with third parties, and their respective financial flows, given that these agreements are material to the Companies or their respective subsidiaries or related companies. If such contracts or businesses are re-negotiated, discontinued, terminated or in any way fail to generate results for the Companies or their respective subsidiaries or related companies, all or part of the conclusions described herein may, and probably will, differ materially from the actual results achieved by the Companies and their respective subsidiaries and related companies. We understand that the Companies and their respective subsidiaries and related companies, obtained legal assistance in order to confirm the validity, effectiveness and legality of such contracts and audit process, including due diligence, as to which we are not liable. CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 2

Disclaimer (Cont’d) Preliminary & Confidential 6. Part of our analysis was prepared based on commonly used valuation methodologies as described in item 8, and assumed a macroeconomic scenario of market consensus, which may change substantially in the future. Since the analysis and figures herein contained or that served as a basis for this Report are based on forecasts of future results, they are not necessarily indicative of the real and future financial results of the Companies or their respective subsidiaries or related companies, which may be significantly more or less favorable than those suggested in the Report. Moreover, considering that these analyses are intrinsically subject to uncertainties, based on various events and factors beyond our control and the control of the Companies and their respective subsidiaries and related companies, we shall not be liable in any way if the future results of the Companies or their respective subsidiaries or related companies, differ substantially from the results presented in this Report. There is no guarantee that the future results of the Companies or their respective subsidiaries or related companies, will correspond to the financial projections used as a basis for our analysis (which were provided to us by the management of Enersis Américas), and that the differences between the projections used for purposes of this Report and the financial results of the Companies or their respective subsidiaries or related companies, may not be relevant. The future results of the Companies or their respective subsidiaries or related companies, can also be affected by economic and market conditions. 7. The preparation of a financial analysis is a complex process involving several decisions as to the most appropriate and relevant methods of financial analysis and the application of such methods to the particular circumstances, and therefore the analysis described in this Report is not subject to partial analysis. To reach the conclusions presented in this Report, we conducted a quantitative and qualitative approach to the analysis and factors considered by us. We reached a final conclusion based on the results of the analysis, considered as a whole, and have not reached any conclusion based on or related to any of the factors or methods of our analysis considered in isolation. Thus, we believe that our analysis should be considered as a whole and that the selection of parts of our analysis and specific factors without considering the entire analysis and conclusions may lead to an incomplete and incorrect understanding of the processes used in our analysis and conclusions. 8. This Report indicates estimates, at our discretion, of the resulting value derived from the application of the methodologies called discounted cash flows, trading multiples of comparable companies, and comparable transaction multiples, as appropriate, all of which are widely used in financial valuations, and do not evaluate any other aspect or implication of the Proposed Transaction or any contract, arrangement or understanding entered into in relation to the Proposed Transaction. Additionally, this Report is not and should not be used as (i) an opinion on the fairness of the Proposed Transaction (fairness opinion); or (ii) an investment recommendation or financial advice on any aspect of the Proposed Transaction. The results presented in this Report refer exclusively to the Proposed Transaction and do not apply to any other decision or transaction, present or future, relating to any of the Companies, their respective subsidiaries or related companies, the economic group to which they belong or the sector in which they operate. The Report does not constitute a judgment, opinion or recommendation to Enersis Américas, its officers, shareholders or any third party in relation to the convenience and opportunity of the Proposed Transaction as it is not intended to support any investment decision but rather only provided for informational purposes. 9. We are acting as independent valuators for the Proposed Transaction, as appointed by the Board of Directors of Enersis Américas, and will receive certain fees to be paid by Enersis Américas. We gave Enersis Américas and its directors and management the possibility of supervising and participating in all stages of the preparation of this Report. Enersis Américas has agreed to indemnify us as well as certain persons for certain losses arising out of or in connection with this Report. 10. Our Report is based on information made available to us up to and until the Reference Date, taking into account market, economic and other conditions as presented and assessed on the Reference Date. Although future events and other developments may affect the conclusions presented in this Report, we have no obligation to update, revise, rectify or revoke this Report, in whole or in part, as a result of any subsequent developments or for any other reason. 11. We have in the past, from time to time, rendered investment banking services, banking and financial services in general and other financial services to the Companies and their respective subsidiaries and related companies, for which we were paid, and may in the future provide such services to the Companies and their respective subsidiaries and related companies, for which we expect to be compensated. We and other members of our economic group provide a variety of financial and other services related to securities, brokerage and investment banking. In the normal course of our business we may acquire, hold or sell, on our behalf or on behalf of our clients, shares, debt instruments and other securities and financial instruments (including loans and other obligations) of the Companies, their respective affiliates and other companies involved in the Proposed Transaction, as well as provide investment banking and other financial services to such companies or their majority or minority stockholders. The professionals of the securities analysis department (research) and other divisions of the Itaú Group, including Itaú BBA may base their analyses and publications on different operating and market assumptions and on different methodologies, so that research reports and other publications prepared by them may contain results and conclusions different from those presented in this Report, considering that such analyses and reports are performed by independent analysts with no connection or communication with the professionals who acted in the preparation of this Report. We adopt policies and procedures to preserve the independence of our securities analysts, whose views may differ from those of our investment banking department. We also adopt policies and procedures to preserve the independence between investment banking and other areas of Itaú BBA and other companies of the Itaú Group, including, but not limited to, asset management, proprietary trading desk, debt instruments, securities and other financial instruments. 12. This Report is not a valuation report or appraisal in any legal sense and should not be used to justify any issuance price or to fulfill or comply with any legal or regulatory requirements applicable to the Companies, their respective subsidiaries and related companies or to the Proposed Transaction except as set forth under article 147 of Law No. 18,046. Additionally, this Report may not be used for any purpose other than the Proposed Transaction and should not be used by the Companies or their respective shareholders, directors and officers in any other context except as expressly provided for in the Engagement Letter. 13. We note also that we are not an accounting firm and did not provide accounting or auditing services in relation to the Proposed Transaction. Additionally, we do not provide, and have not provided, legal, tax or regulatory services regarding this Report or the Proposed Transaction. 14. The financial calculations contained in this Report may not always result in accurate sum totals due to rounding. 15. This Report is presented in both English and Spanish language, both of which shall constitute the same presentation; provided however, that in case of doubt as to the proper interpretation or construction of the Report, the Spanish text shall prevail. 16. This Report is subject to Chilean law. All disputes, controversies or differences arising out of this Report shall be finally settled in arbitration before the Cámara de Comercio de Santiago. CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 3

Agenda Preliminary & Confidential SECTION 1 SECTION 2 SECTION 3 SECTION 3A SECTION 3B APPENDIX APPENDIX A Executive Summary Transaction Description Analysis Performed Strategic Considerations Valuation Considerations Summary of Information Provided CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 4

Preliminary & Confidential SECTION 1 Executive Summary

Situation Understanding & Itaú BBA’s Role Preliminary & Confidential Situation Understanding Prior to the reorganization process, Enersis presented a corporate structure with generation and distribution businesses in different countries, belonging to Enersis (directly), Endesa Chile (60.62% owned by Enersis) and Chilectra (99.1% owned by Enersis) Each of these three entities (Enersis, Endesa Chile and Chilectra) had cross ownerships in the different operating subsidiaries On April 2015, the Board of Directors of Enersis announced that it would analyze a potential reorganization of its Latin American operations (the “Reorganization” or “Proposed Transaction”) The main objective of the Reorganization are to eliminate duplications and overlaps of the corporate structure, improve visibility and the decision-making process The Reorganization was expected to follow two main steps: First Step (the “Spin Offs”). Step involves (i) Dividing the Chilean and international perimeter into four Chilean companies (Chilectra Américas, Endesa Américas, Chilectra Chile and Endesa Chile) (ii) Dividing the assets of Enersis into Enersis Chile (which would control Chilectra Chile and Endesa Chile) and Enersis Américas (which would control Chilectra Américas and Endesa Américas) On December 18th, 2015, through the Shareholders Meetings of Enersis, Endesa Chile and Chilectra, the spin offs were approved, with the new entities commencing to exist on March, 1st 2016 As a consequence, the current structure consists of 6 entities: Enersis Chile, Endesa Chile and Chilectra Chile Enersis Américas, Endesa Américas and Chilectra Américas Second Step (the “Merger”). Step involves the merger of Enersis Américas, Endesa Américas and Chilectra Américas This step requires the approval of two thirds of the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas to be completed On March, 22nd 2015, the Court of Appeals stated that it considers the Merger to be a related-party transaction This implies that each of the entities involved in the Merger has to select an independent evaluator Itaú BBA’s Role Itaú BBA has been appointed by the Board of Directors of Enersis Américas as an Independent Evaluator, in accordance with Law N° 18.046, to prepare a report (the “Report”) analyzing the potential impact of the Merger, including if the Merger contributes to the corporate interest of Enersis Américas Itaú BBA has entered into a confidentiality agreement, has signed an engagement letter, has had access to Enersis Américas’ financial information and has held several meetings with Enersis Américas’ management team and its Board of Directors Enersis Américas recognizes that Itaú BBA, in its role as Independent Evaluator, has acted autonomously and independently from Enersis Américas as well as third parties CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 6

Conclusions of the Report

Preliminary & Confidential

- In accordance with its role as Independent Evaluator, Itaú BBA has developed the Report to asses whether the Merger is convenient to Enersis Américas' corporate interests

- **The herein contained analysis is focused on the strategic rationale of the Merger and the relative valuation of Enersis Américas versus Endesa Américas and Chilectra Américas**
  - The strategic considerations include the analysis of the impact of a simplified corporate structure, impact on the potential public valuation, impact on stock liquidity and impact on Enersis Américas' credit rating
  - The valuation analysis includes a valuation for each of the assets under Enersis Américas, Endesa Américas and Chilectra Américas and the implied exchange ratios resulting from such valuation
- **The Proposed Transaction is convenient for Enersis Américas and all of its shareholders from a strategic perspective, and will have positive effects for the Company**
  - Eliminates one corporate layer, likely streamlining management's decision making process and eliminating potential conflicts of interest with respect to investment, growth and financing decisions
  - Pro-forma equity story avoids current overlap and provides full visibility on mostly majority-owned assets; with potential reduction of "holding company" discount
  - Company liquidity and research coverage already relevant, though likely to be further increased given pro-forma equity story and company size
  - Pro-forma credit profile unlikely to be altered
- **Given our relative valuation analysis for Enersis Américas, Endesa Américas and Chilectra Américas performed under different methodologies, the strategic benefits and other implications of the Merger to Enersis Américas, the current terms and conditions for the Merger, and considering the currently proposed exchange ratios (2.8x Endesa Américas / Enersis Américas and 5.0x Chilectra Américas / Enersis Américas), we estimate that the Merger is convenient to Enersis Américas' corporate interest**
  - The table below portrays the results for the exchange ratios defined as Value per Endesa Américas share/Value per Enersis Américas share, and Chilectra Américas share/Value per Enersis Américas share, based on our equity valuation for Enersis Américas, Endesa Américas and Chilectra Américas, using alternative valuation methodologies
  - In the third quarter of 2016, Chilectra Américas plans to distribute a dividend of ca.US$184 mm[1]. Given the current ownership structure, the planned dividend distribution should not have a significant impact to Enersis Américas' shareholders

Exchange Ratio Range Summary

Exchange Ratio	Trading Multiples 16E		Trading Multiples 17E		Transaction Multiples LTM		DCF		All Methodologies	
	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max
Chilectra Américas / Enersis Américas	4.15	5.07	4.27	5.22	3.64	4.45	3.83	4.68	3.64	5.22
Endesa Américas / Enersis Américas	2.12	2.59	2.04	2.50	2.20	2.68	2.31	2.82	2.04	2.82

Source: Enersis Américas, EOC Américas and Chilectra Américas information and Itaú BBA

Note:

1. Amount of the planned dividend is CLP120,000 mm (US$184 mm at a 650.84 CLP/USD exchange ratio, based on the closing price of July 21st, 2016)

Itaú BBA

7

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Preliminary & Confidential SECTION 2 Transaction Description

Preliminary & Confidential

Transaction Description: Overview of the Reorganization Process

After having successfully executed the first step of the transaction, the Enel group intends to finalize the Reorganization

Shareholding Structure

Pre Reorganization	First Step	Second Step
▸ Prior to the reorganization process, Enersis presented a corporate structure with generation and distribution businesses across five countries in Latin America, belonging to Enersis (directly), Endesa Chile and Chilectra ▸ Each of these three entities had cross ownerships in the different subsidiaries	▸ Step involved dividing the Chilean and international perimeter into four Chilean companies (Chilectra Américas, Endesa Américas, Chilectra Chile and Endesa Chile) ▸ Dividing the assets of Enersis into Enersis Chile (which would control Chilectra Chile and Endesa Chile) and Enersis Américas (which would control Chilectra Américas and Endesa Américas) ▸ On December 18th, 2015, through the Shareholders Meetings of Enersis, Endesa Chile and Chilectra, the spin offs were approved, with the new entities existing from March, 1st 2016	▸ Merger of Enersis Américas, Endesa Américas and Chilectra Américas ▸ The court of Appeals stated that it considers the Merger to be a related-party transaction



Enel SpA
60.6%
Enersis
99.1%
60.0%
Chilectra
Endesa Chile
Subsidiary
Subsidiary
Subsidiary
Subsidiary
Subsidiary
Enel SpA
60.6%
60.6%
Enersis Chile
Enersis Américas
99.1%
60.0%
99.1%
60.0%
Chilectra Chile
Endesa Chile
Chilectra Américas
Endesa Américas
Dx Chile
Gx Chile
Dx and Gx International
Enel SpA
60.6%
>50.0%1
Enersis Chile
Enersis Américas
Chilectra Américas
Endesa Américas
99.1%
60.0%
Chilectra Chile
Endesa Chile

Source: Enersis, EOC and Chilectra information

Note:

1. Refers to total Enel economic ownership considering that EOC is 59.98% owned by Enersis and Chilectra is 99.09% owned by Enersis. Pro-rated for Enel stake in Enersis of 60.62%

Itaú BBA

9

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Transaction Description: Understanding of the Second Preliminary & Confidential Step of the Transaction General Considerations On November, 5th 2015, the Board of Directors of Enersis stated that the proposed corporate reorganization of Enersis contributed to its corporate interest. Additionally, an estimated exchange ratio range for the Merger was informed On November, 24th 2015, the proposed exchange ratio was determined at 2.8x for Endesa Américas/Enersis Américas and at 5.0x for Chilectra Américas/Enersis Américas This step requires the approval of two thirds of the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas to be completed On March, 22nd 2015, the Court of Appeals stated that it considers the Merger to be a related-party transaction This implied that each of the entities involved in the Merger has to select an independent evaluator The Merger is also subject to certain terms and conditions among which are: If the Merger is not agreed upon before December 31st , 2017, Enersis Américas commits to negotiate a compensation agreement with Endesa Américas for the net tax costs incurred as consequence of the reorganization If the Merger is completed, Enel commits not to propose other corporate reorganization processes that will affect Enersis Américas for at least 5 years as of the shareholders’ meeting that approves the Merger What Alternatives will a Shareholder of Enersis Américas have Alternative 1 Accept the Merger at an Exchange Ratio of 2.8x Endesa Américas / Enersis Américas and 5.0x Chilectra Américas / Enersis Américas 2 Exercise Their Withdrawal Rights Considerations The Merger will be consummated if the following conditions are met: <10.0% of Enersis Américas’ shareholders exercise their withdrawal rights1 i. ii. <7.73% of Endesa Américas’ shareholders exercise their withdrawal rights iii. <0.91% of Chilectra Américas’ shareholders exercise their withdrawal rights Current shareholders of Enersis Américas would receive the average trading price of the last 60 trading days as of 30 days prior to the shareholders meeting This alternative would only be applicable to those investors that have voted against the Merger or that did not attend the shareholders meeting Source: Bloomberg, Enersis Américas, EOC Américas and Chilectra Américas information Note: 1 The withdrawal right from Enersis Américas is limited to any shareholder not surpassing the 65% shareholding limit CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 10

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Preliminary & Confidential

Enersis Reorganization: Overview of Recent Events

Share Price Performance (Since March 2015)


Base 100
(since March 1st, 2015)
Base 100
(since April 21st, 2016)
115
110
105
100
95
90
85
80
75
70
Mar-15
Aug-15
Jan-16
Apr-16
Apr-16
Jul-16
Apr 28th
Apr 22nd
Jul 20th
Nov 5th
Nov 24th
Mar 1st
Apr 21st
Nov 6th
Dec 18th
Mar 22nd
100
83
119
103
88
Enersis (old)
IPSA Index
Enersis Américas
Enersis Chile

Recent Developments

2015

- **Apr 22nd** – Enel announces initial plan to reorganize its Latin American corporate structure
- **Apr 28th** – Enersis BoD decides to analyze reorganization in LatAm
- **Jul 20th** – SVS states that reorganization is not a related-party transaction
- **Nov 5th** – The Board of Directors of Enersis states that the proposed corporate reorganization of Enersis contributed to its corporate interest. Also, an estimated exchange ratio range for the Merger was informed:
  - i. Each shareholder of Endesa Américas would receive 2.3 (min) to 2.8 (max) shares of Enersis Américas
  - ii. Each shareholder of Chilectra Américas would receive 4.1 (min) to 5.4 (max) shares of Enersis Américas
- **Nov 6th** – Enersis Chile and Enersis Américas publish mid-term financial targets for the 2016-2019 period
- **Nov 24th** – Publication of 6K form detailing the transaction and material event proposing to vote on December 18th shareholder's meeting the following proposed exchange ratios for the transactions:
  - i. Each shareholder of Endesa Américas would receive 2.8 shares of Enersis Américas
  - ii. Each shareholder of Chilectra Américas would receive 5.0 shares of Enersis Américas
  - Additionally, the intention of launching a tender offer for Endesa Américas is proposed as an alternative mechanism for its shareholders, at 236 CLP/share
- **Dec 18th** – Enersis announces that it had received the approval from AFP Provida, AFP Cuprum and AFP Capital. The company also agreed to the following:
  - i. Enersis S.A. would compensate the net fiscal impact of the reorganization to Endesa Chile S.A. and Endesa Américas S.A. if the Merger is not completed
  - ii. Enersis Américas would increase its tender offer price for Endesa Américas S.A. from 236 CLP/share to 285 CLP/share
  - iii. Enersis Américas would increase the limit for the withdrawal rights from 6.73% to 10.0%

2016

- **Mar 1st** – Enersis Chile was created and Enersis S.A. changed its name to Enersis Américas S.A.
- **Mar 22nd** – Court of Appeals ruling agreed that the assets split was not a related-party transaction, but stated that the Merger of LatAm assets should be considered a related-party transaction
- **Apr 21st** – Enersis Américas and Enersis Chile start trading on the IPSA index

Source: Enersis Américas, EOC Américas and Chilectra Américas information, and Bloomberg, as of July 21st, 2016
Note:
1. The withdrawal right from Enersis Américas is limited to any shareholder not surpassing the 65% limit

Itaú BBA 11

Enersis Reorganization: Understanding the Proposed Exchange Ratios

Preliminary & Confidential

Current exchange ratio of Endesa Américas / Enersis Américas suggests that the market is supportive of the transaction

Endesa Américas / ENI Américas Indicative Exchange Ratio



3.2x
3.0x
2.8x
2.6x
2.4x
2.2x
2.0x
2.80x
2.71x
2.46x 1
21-Apr
3-May
15-May
27-May
8-Jun
20-Jun
2-Jul
14-Jul
21-Jul
Actual Exchange Ratio
Proposed Public Tender Offer (285 CLP)
Exchange ratio at 2.8x

Chilectra Américas / ENI Américas Indicative Exchange Ratio



Chilectra Américas limited liquidity makes this exchange ratio unreliable
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
Exchange ratio calculated based on stable 707 CLP/share of Chilectra Américas2
5.00x
3.84x
First time stock trades in the Santiago Stock Exchange
21-Apr
3-May
15-May
27-May
8-Jun
20-Jun
2-Jul
14-Jul
21-Jul
Actual Exchange Ratio
Exchange ratio at 5.0x

Source: Enersis Américas and Bloomberg, as of July 21st, 2016

Notes:
1 Exchange ratio calculated based on Endesa Américas' price per share as per the tender offer (285 CLP per share) and divided by Enersis Américas' price per share at each day
2 Share price of Enersis Américas started at 707.06 CLP per share but no trading took place on the stock

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Itaú BBA 12

Preliminary & Confidential SECTION 3 Analysis Performed

Framework of the Analysis Performed Preliminary & Confidential Objective Is the Merger convenient to Enersis Américas’ corporate interest Source: Itaú BBA Approach Strategic Considerations Strategic Rationale for the Merger Is the Merger convenient to Enersis Américas and its shareholders from a strategic perspective Valuation Considerations Relative Valuation of Enersis Américas Shareholders’ Holdings Pre and Post Transaction Is the proposed exchange ratio and the proposed pro-forma ownership convenient for Enersis Américas’ shareholders Analysis to be Performed Impact of simplified corporate structure Analysis of potential public valuation impact Impact on stock liquidity Impact of Enersis Américas’ credit rating General Framework Itaú BBA will perform a valuation for each of the assets under Enersis Américas, Endesa Américas and Chilectra Américas Once the individual valuations are performed, we would estimate the implied exchange ratios for the Merger Valuation Methodology to be Followed Valuation of individual assets under consideration, using Discounted Cash Flow analysis (DCF) Individual asset level equity valuation adjusted by applicable ownership to determine sum-of-the-parts (SOTP) valuation Alternative valuation methodologies applied for comparison and consistency purposes Valuation of individual assets using trading multiples for comparable companies Valuation of individual assets using transaction multiples for comparable companies CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 14

Preliminary & Confidential SECTION 3A Strategic Considerations

Strategic Considerations: Framework Followed Preliminary & Confidential Strategic Considerations 1 Impact of simplified corporate structure Centralization of corporate functions (i.e. financing, relationship with regulators, etc.) Implementation of already announced efficiency plan Decision making processes 2 nalysis of potential public valuation impact Equity story for research analysts and investors Transparency/visibility for research analysts and investors Holding discount at Enersis Américas level Synergies and other sources of value creation (dilution) 3 Impact on stock liquidity Possibility to increase stock liquidity Impact on research coverage / capital markets visibility Impact of potential changes in the investor base 4 Impact of Enersis Américas’ credit rating Analysis of potential credit rating impact Observations Eliminating one corporate layer likely to streamline management’s decision making process. Eliminates potential conflicts of interest with respect to investments, growth and financing decisions Several opex cost-saving initiatives have already been identified, which rely on the implementation of the Merger. Up to US$220 mm of opex savings have been estimated for the 2016-20 period1 Proforma equity story avoids current overlap and provides full visibility on mostly majority-owned assets. Potential reduction of “holding company” discount Reduction of Minority Interests line provides for a “cleaner” bottom line visibility Increased size likely to be accompanied by increased liquidity Research coverage is already relevant, but transaction could help increasing it further Unlikely to experience any flowback Limited impact on investor base as current shareholder base of Endesa Américas also holds a position in Enersis Américas Likely no impact on credit ratings even if exercise of withdrawal rights and tender offer option Source: Public information Note: 1 Information from Enersis’ Corporate Reorganization Presentation published on November 6th, 2015 CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 16

Analysis Performed – Strategic Considerations Preliminary & Confidential 1 Review of Impact of Simplified Corporate Structure Impact on Decision Making Process Impact on the Implementation of the Efficiency Plan1 Prior to the Transaction Post Transaction 2016 – 20 Enersis Américas Business Efficiencies One extra layer to Enersis Américas Subsidiaries Subsidiaries No extra layer to Enersis Américas 50 15 42 327 262 277 220 220 Opex Staff & Services 2 Cash Pooling Tax Total Expenses and Financial Expenses 2 Centralization of Management’s Activitites1 US$220 mm Estimated Opex Savings for the 2016-20 Period Enersis Américas Opex Selected Actions for Gx Américas Optimization of the contracts of operation and generation‘s fleet Maintenance Hydro efficiency improvement Optimization of the scheduled stop coal plant plan in Colombia Centralization of the HYDRO Plant Control New local and global procurement process Less licenses and efficiencies in ICT transformation processes Improvement of own staff productivity: incorporating best practices from Gx companies of Enel Group worldwide Enersis Américas Opex Selected Actions for Dx Américas Investments in the Remote Plan to reduce reaction time when power failures occurs Investments in the quality of supply to reduce the number of failures, allowing improvements in the maintenance of Low Voltage’s network New local and global procurement process Improvements in legal process Improvement of own staff productivity Implementation of the smart meters Source: Public information Notes: 1 Announced on November 11th, 2015 2 Comparison data: 2019 vs real 2015 CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 17

Analysis Performed – Strategic Considerations (cont’d) Preliminary & Confidential 2 Analysis of Potential Public Valuation Impact Impact on Equity Story for Research Analysts and Investors Key Considerations Unclear Equity Story Key Considerations Overlapping Equity Story All minority positions Unclear strategy given lack of control and diversity of stakes owned Lack of liquidity Valuation discount Overlapping investment highlights with Enersis Américas: Presence in 4 countries Strong capital structure Balanced business and geographical diversification Potential investor cannibalization Pro-forma Equity Story – Transparent and Visible Equity Story One vehicle encompassing all assets across the region Present in 4 countries with ample room for growth both organically and inorganically Balanced business and geographical diversification: Post transaction of Net Income while distribution represents 34%1 generation business will represent 66% Income, Peru 31%, Colombia 28%, and Argentina 1%1 Post transaction Brazil will represent 40% of Net Strong capital structure, even considering the potential impact from the Merger Mostly controlling positions, with corporate strategy focused on having majority stakes in all subsidiaries Improved and stream-lined decision making process Source: Public information Note: 1 As of 1Q16 LTM CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 18

Analysis Performed – Strategic Considerations *(cont'd)*

Preliminary & Confidential

2 Analysis of Potential Public Valuation Impact

Impact on Transparency / Visibility for Research Analysts and Investors

- **Current shareholder structure of Enersis Américas implies the existence of several minorities**
- **The existence of minorities currently makes it more difficult for research analysts to value the company**

Enersis Américas Current Situation, 1Q16 LTM (US$ bn)	
Revenues	8.18
EBITDA	2.45
Net Income Pre Minorities	1.87
Minorities	0.80
Minorities as % of Net Income Pre Minorities	42.8%
Net Income Post Minorities	1.06

Enersis Américas Proforma, 1Q16 LTM (US$ bn)	
Revenues	8.18
EBITDA	2.45
Net Income Pre Minorities	1.87
Minorities[1]	0.49
Minorities as % of Net Income Pre Minorities	26.2%
Net Income Post Minorities	1.38
Post Minorities Net Income Increase	30.2%

Source: Enersis Américas Financial statements as of December 31st 2015 and March 31st 2016

1. Minorities reduction correspond to ca.US$2 mm from Chilectra and Chilectra Américas net income and ca.US$300 mm from Endesa and Endesa Américas net income over the last twelve months

Itaú BBA

19

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Analysis Performed – Strategic Considerations *(cont'd)*

Preliminary & Confidential

2 Analysis of Potential Public Valuation Impact

Potential Impact on Holding Discount at Enersis Américas' Level (US$ mm)[4]

- **Average of valuation methodologies suggests a valuation for Enersis Américas of ca. US$9.9 bn**
- **This represents a ca. 12.1% discount to the current market capitalization**



10.6
9.9
9.1
2.3
0.9
5.9
2.3
1.1
6.6
2.5
1.0
7.1
Average[5] US$9.9 bn
12.1% discount
Current Market Cap. US$8.7 bn
ENI Américas (DCF)[1]
ENI Américas (Trading Comparables)[2]
ENI Américas (Transaction Comparables)[3]
ENI Américas Direct
ENI stake in CHI Americas
ENI stake in EOC Americas

Source: Itaú BBA, Company Information and Bloomberg as of July 21st, 2016

Notes:

1. Sum-of-the-Parts from DCF valuation from underlying assets of Enersis Américas, Chilectra Américas and Endesa Américas
2. Sum-of-the-Parts from trading comparable valuation, using EV/EBITDA 2016E multiples, applied to each underlying company
3. Sum-of-the-Parts from precedent transactions valuation, using EV/EBITDA LTM multiples, applied to each underlying company
4. Values correspond to Enersis Américas' direct stakes for "ENI Direct", Enersis Américas' stake in Chilectra Américas for "CHI Américas" and Enersis' Américas' stake in Endesa Américas for "EOC Américas"
5. Average of the DCF, trading comparables and transaction comparables methodologies

20

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Analysis Performed – Strategic Considerations *(cont'd)*

Preliminary & Confidential

2 Analysis of Potential Public Valuation Impact

Potential Impact of Synergies' Value at Enersis Américas' Level (US$ mm)

Assumptions and Considerations

- Total synergies of ca.US$220 mm[1] considered by the management through 2016-2020 projected cash flows
- Sensitivity of projected synergies assuming ca.+-10% on management base case
- Synergy valuation considers a blended multiple range between 6.0x – 8.0x

Results

- Synergy valuation range of US$240 mm to US$400 mm
- Mid point synergy valuation of US$315 mm
- Value creation for ENI Americas' shareholders of ca. US$199 mm for mid point valuation



Max: US$240 mm
Mid: US$315 mm
Min: US$400 mm
320
240
360
270
400
300
Annual Synergies of US$40 mm
Annual Synergies of US$45 mm
Annual Synergies of US$50 mm

Impact For ENI Américas' Shareholders	Annual Synergies of US$40 mm	Annual Synergies of US$45 mm	Annual Synergies of US$50 mm
Preliminary Synergy value (mid point)[1]	280	315	350
Pro-forma ownership for ENI shareholders[2]	63.1%	63.1%	63.1%
Potential Value Creation for ENI Americas Shareholders	**177**	**199**	**221**
Additional Sources of Potential Value Creation (Dilution)			
Preliminary value creation from potential holding discount reduction[3]	753	753	753
Potential Net Value Creation (Dilution) to ENI Américas Shareholders	**930**	**953**	**974**

Source: Itaú BBA, Company Information and Bloomberg as of July 21st, 2016

Notes:

1. Opex synergies considered by the management are expected to reach US$220 mm by 2019. For this analysis, a linear ramp-up of US$40-US$50 mm is considered for each year, valuing the synergies as the product of the first years' synergies and the 6.0x-8.0x multiples range.
2. Considers synergy valuation mid point for each estimated synergy scenario
3. Considers ownership for ENI shareholders using Endesa Américas / ENI Américas ratio of 2.8x and CHI Américas / ENI Américas ratio of 5.0x
4. Considers average mid point valuation of US$9.9 bn from 3 different methodologies (DCF, trading multiples and transactions multiples) and a 12.1% holding discount

Itaú BBA

21

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Analysis Performed – Strategic Considerations *(cont'd)*

Preliminary & Confidential

3 Impact on Stock Liquidity

- Enersis Américas is one of the most liquid stocks in the IPSA index
- Empirical evidence suggests that the larger the market cap, the higher the liquidity of any given stock

90 Day ADTV (CLP bn) – IPSA's Top 20 Stocks by Liquidity



90 Day ADTV as % of Free Float
SQM 11.0 1.38%
Falabella 9.0 0.18%
Cencosud 8.9 0.39%
Enersis Americas 3.4[1] 0.20%
BCI 3.3 0.25%
Enersis Chile 2.9 0.19%
CMPC 2.4 0.12%
LAN 2.3 0.10%
Sonda 2.3 0.35%
Banco de Chile 2.2 0.13%
Endesa Chile 2.1 0.11%
Copec 2.1 0.07%
Bsantander 1.8 0.09%
Entel 1.7 0.24%
Endesa Americas 1.5[1] 0.15%
Aguas Andinas 1.4 0.12%
Corpbanca 1.2 0.07%
Colbun 1.2 0.10%
CCU 1.2 0.14%
Parque Arauco 0.8 0.09%

# of Research Analysts Currently Covering the Stock



Cencosud 17
Falabella 17
Entel 17
CMPC 16
Copec 15
CCU 15
Endesa Chile 14
Colbun 13
Parque Arauco 13
SQM 12
Enersis Americas 12
Sonda 12
Banco Santander 11
Banco de Chile 11
Aguas Andinas 10
LAN 9
BCI 8
Itaú Corpbanca 8
Endesa Americas 4
Enersis Chile 3

Stock Liquidity / Company Size Analysis



Market Cap (CLP bn)
12,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
CLP1 bn
CLP2 bn
CLP3 bn
CLP4 bn
CLP10 bn
Liquidity
90 Day ADTV
falabella
COPEC
Banchile
Banco Santander Chile
enersis américas
cencosud
endesa
SQM
enersis chile
CMPC
Bci
Colbún
LAN
CCU
AGUAS
entel
SONDA

Source: Public information and Bloomberg as of July 21st, 2016
Note:
1 Considers ADTV since April 21st, 2016

Itaú BBA 22

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Preliminary & Confidential

Analysis Performed – Strategic Considerations *(cont'd)*

3 Impact on Stock Liquidity

Shareholder Base Analysis

endesa américas – Grupo Enel

#	Investor	Market Value (US$ mm)	% Free Float
1	Banchile	209.2	14.9%
2	AFP Habitat	156.0	11.1%
3	AFP Provida	150.7	10.8%
4	AFP Cuprum	109.7	7.8%
5	Citi (ADRs)	106.0	7.6%
6	AFP Capital	103.3	7.4%
7	Itaú Corpbanca	103.9	7.4%
8	Santander	94.1	6.7%
9	Larrain Vial	26.5	1.9%
10	BTG Pactual	19.4	1.4%
11	Forestal Constructora	19.3	1.4%
12	Coindustria	18.7	1.3%
13	AFP Planvital	17.3	1.2%
14	AFP Modelo	15.2	1.1%
15	Valores Security	9.7	0.7%
16	BCI	7.1	0.5%
17	Bice Inversiones	6.4	0.5%
18	Consorcio C de B	4.1	0.3%
19	JP Morgan	4.1	0.3%
20	Inversiones Orengo	4.0	0.3%
Top 20 Investors		**1,184.9**	**84.5%**

Top 20 Represent 33.8% of Total Shareholder Base

Endesa x Enersis Top 20 Free Float Investors Overlap



15%[2]
85%[2]

Investor in Endesa Américas

enersis américas – Grupo Enel

#[1]	Investor	Market Value (US$ mm)	% Free Float
2	Banchile	482.3	16.4%
6	AFP Habitat	205.3	7.0%
3	AFP Provida	264.7	9.0%
8	AFP Cuprum	163.7	5.6%
1	Citi (ADRs)	731.1	24.9%
7	AFP Capital	178.7	6.1%
4	Itaú Corpbanca	257.4	8.8%
5	Santander	245.5	8.4%
14	Larrain Vial	20.0	0.7%
13	BTG Pactual	20.6	0.7%
-	Forestal Constructora	0.0	0.0%
-	Coindustria	0.0	0.0%
11	AFP Planvital	26.7	0.9%
12	AFP Modelo	23.2	0.8%
10	Valores Security	27.5	0.9%
9	BCI	28.5	1.0%
16	Bice Inversiones	10.9	0.4%
17	Consorcio C de B	4.3	0.1%
15	JP Morgan	12.5	0.4%
-	Inversiones Orengo	0.0	0.0%
Total		**2,702.9**	**92.0%**

Selected List Represents 36.2% of Total Shareholder Base

- **Investors' Overlap:**
  - 85% of the top 20 free float investors of Endesa Américas also hold a stake in Enersis Américas
- **Endesa Américas Shareholder Base:**
  - The top 20 investors in Endesa Américas have an aggregate position of US$1.2 bn representing 85% of total free float
- **Enersis Américas Shareholder Base**
  - The top 20 investors in Endesa Américas have an aggregate position of US$2.7 bn in Enersis Américas representing 92% of total free float

- **Investors are already believing the story**
- **Merger unlikely to trigger any flow-back**

Source: Company information as of May 31st, 2016
Note:
1 Shows the position within Enersis Américas' free float position
2 Considering top 20 free float investors

Itaú BBA

23

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Analysis Performed – Strategic Considerations *(cont'd)*

Preliminary & Confidential

4 Impact on Enersis Américas' credit rating

Potential Increase in Leverage (US$ bn)


0.7x
0.9x
1.0x
1.6x
1.8
0.5
2.3
0.3
2.6
1.1
3.7
6.84% of Enersis Américas shareholders withdrawal rights¹
7.72% of Endesa Américas shareholders withdrawal rights²
Remaining free float shareholders of Endesa Américas prefer the 285 CLP / share³
Enersis Américas 1Q16 Net Debt
Assuming maximum withdrawal rights exercised by Enersis Américas' shareholders
Assuming maximum withdrawal rights exercised by Enersis and Endesa Américas' shareholders
Assuming maximum withdrawal rights exercised by Enersis Américas' shareholders and assuming all Endesa Américas' shareholders prefer the 285 CLP/share
Net Debt
New Debt
Net Debt / EBITDA

Credit Rating Comparison with Peers

Company	Credit Rating	Net Debt / EBITDA (x)[4]
Aguas Andinas	(AA+)[5]	2.7x
AES Gener	BBB- / Baa3 (A+)[5]	4.7x
Colbún	BBB / BBB- (A+)[5]	1.7x

Source: Public information

Notes:

1. Even though the withdrawal rights for Enersis Américas are limited to a 10% stake, the maximum amount of withdrawal Rights of Enersis Américas that can be exercised if Endesa Américas' withdrawal rights are also exercised is ca. 6.84%. This is due to the 65% threshold which is the maximum stake that one shareholder can own in Enersis Américas
2. Assuming a share price of CLP299.2 as per the average of the May 25th, 2016 and July 21st, 2016
3. Assuming 32.3% of remaining free float shareholders eligible to exercise the 285 CLP/share option
4. Considers LTM Net Debt / EBITDA
5. According to Fitch's Chilean scale

Itaú BBA 24

Preliminary & Confidential SECTION 3B Valuation Considerations

Valuation Considerations: Framework Followed

Preliminary & Confidential

First Step

- An independent valuation has been performed for each asset

Listed	Company	Country	Business
	Endesa Brasil	Brazil	Dx
	Fortaleza	Brazil	Gx
	Cachoeira	Brazil	Gx
	CIEN	Brazil	Tx
✓	Ampla	Brazil	Dx
✓	Coelce	Brazil	Dx
	Enel Brasil	Brazil	Gx
	Emgesa	Colombia	Gx
	Deca	Colombia	Dx
	EEC	Colombia	Dx
	Port. Central Cartagena	Colombia	Gx
	Codensa	Colombia	Dx
✓	Edegel	Peru	Gx
✓	EEPSA	Peru	Gx
	Chinango	Peru	Gx
	Distrilima	Peru	Dx
✓	Edelnor	Peru	Dx
	Caboblanco	Peru	Gx
	Generalima	Peru	Gx
	Generandes	Peru	Gx
	Piura	Peru	Gx
✓	Costanera	Argentina	Gx
	El Chocón	Argentina	Gx
	Docksud	Argentina	Gx
	Edesur	Argentina	Dx
	CEMSA	Argentina	Tx
	CTM	Argentina	Tx
	TESA	Argentina	Tx
	Endesa Argentina	Argentina	Gx
	Hidroinvest	Argentina	Gx
	Southern Cone	Argentina	Gx
	Distrilec	Argentina	Dx

LEGEND
Dx = Distribution Asset
Gx = Generation Asset
Tx = Transmission Asset
✓ Listed Company

Second Step

- Sum-of-the-parts valuation of Enersis Américas, Endesa Américas and Chilectra Américas enersis américas — Grupo Enel

endesa américas — Grupo Enel

chilectra américas — Grupo Enel

Other Key Aspects Impacting Valuation:

- Holding expenses and existence of debt / cash at holdings
- Tax costs
- Dividend distributions prior to Merger

Third Step

Exchange Ratios Calculation

Source: Company information

CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Itaú BBA 26

Valuation Considerations: Framework Followed (cont’d) Preliminary & Confidential Discounted Cash Flow Analysis Comparable Companies Trading Multiples Comparable Transaction Multiples Operating and financial projections by asset, based on latest Business Plan, provided by Enersis Américas, EOC Américas and Chilectra Américas Macroeconomic, corporate tax rates, regulatory and market assumptions per asset provided by Enersis Américas, EOC Américas and Chilectra Américas Terminal value calculations: Based on adjusted perpetuity cashflows (capex, margins, working capital) Considers replacement capex for generation assets Long-term inflation rates by country considered for perpetual growth rates For selected assets (i.e. CIEN) projections to be limited to concession term, assuming that the company receives the projected net asset value at the end of the concession (in accordance with local regulation) Criteria for weighted average cost of capital (WACC) calculated by Itaú BBA Considers long term tax and inflation rates Independent WACCs calculated for different businesses (Gx and Dx) and countries (Argentina, Brazil, Colombia, Peru) Based on multiples of enterprise value estimated 2016 and 2017 EBITDA, for each individual asset under consideration and selected companies Differentiated multiples applied to each asset based on country and segment Although none of the selected companies is directly comparable, the companies included were selected because their operations may be considered similar to certain operations of the assets under consideration Comparable universe includes LatAm generation, distribution and integrated utility players EBITDA used for each of the selected companies derived from estimates published by broker analysts Based on multiples of enterprise value to LTM EBITDA for each asset and selected companies While none of the companies that participated in the precedent transactions will be directly comparable, these are companies with operations that, for the purposes of this analysis, may be considered similar to certain of the assets under consideration results, market size and business profile Scarcity of pure comparable precedents in the electricity distribution sector and limited disclosure results in a broad spectrum of transactions, to include LatAm deals in the electricity distribution and other highly contracted related sectors Bearing in mind these factors, we have defined an individual multiple range per country and segment Source: Itaú BBA CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 27

Preliminary & Confidential

Enersis Américas – Valuation Summary[1,2]

Based on Business Plan provided by Enersis Américas, EOC Américas and Chilectra Américas Boards of Directors

Proportional Equity Value Range (US$ bn)

Trading Multiples (EV/EBITDA 16E)

- SOTP valuation based on proportional 2016E EBITDA
- Mid-point multiple range[5,6,7]:
  - Generation: Arg (5.5x), Bra (6.5x), Col (8.5x), Per (8.5x)
  - Distribution: Arg (4.5x), Bra (7.0x), Col (8.0x), Per (8.0x)

Trading Multiples (EV/EBITDA 17E)

- SOTP valuation based on proportional 2017E EBITDA
- Mid-point multiple range[5,6,7]:
  - Generation: Arg (4.0x), Bra (5.5x), Col (8.0x), Per (8.0x)
  - Distribution: Arg (3.5x), Bra (6.0x), Col (7.5x), Per (7.5x)

Transaction Multiples (EV/EBITDA LTM)

- SOTP valuation based on proportional LTM EBITDA[3]
- Mid-point multiple range[7]:
  - Generation: Arg (4.0x), Bra (10.0x), Col (10.0x), Per (9.0x)
  - Distribution: Arg (2.5x), Bra (6.0x), Col (9.0x), Per (8.0x)

Discounted Cash Flow[4]

- SOTP valuation based on 5-year DCF valuation for each asset[8]
  - Terminal value calculated on a case-by-case analysis
  - Individual WACC applied to each asset, adjusted for specific country and segment risks


Enersis Américas Direct
5.6
7.5
5.3
7.3
6.1
8.0
5.2
6.8
CHI Américas
0.8
1.3
0.8
1.3
0.8
1.2
0.8
1.1
EOC Américas
3.2
4.4
2.9
4.1
3.6
4.8
3.3
4.6

Source: Enersis Américas, EOC Américas and Chilectra Américas information including Business Plan provided by Enersis, EOC and Chilectra Board of Directors, and Itaú BBA

Notes:

1. Based on projections provided by Enersis Américas, EOC Américas and Chilectra Américas
2. Includes net debt allocation based on information provided in the Business Plan
3. Assumes 2016E EBITDA as proxy for LTM
4. 5-year DCF valuation was applied to each asset, based on management projections dated as of May 31st, 2016 and discounted using mid-period convention
5. Considers the following companies for generation comparables: Chile: AES Gener, Colbún, EOC and E-CL; Colombia: Isagen and Celsia; Peru: Edegel and Enersur; Brazil: Tractebel and AES Tietê; Argentina: Endesa Costanera and Pampa Energia
6. Considers the following companies for distribution comparables: Chile: Aguas Andinas; Colombia: EEB; Peru: Luz Del Sur and Edelnor; Brazil: Equatorial and Eletropaulo; Argentina: Edenor
7. Minimum and maximum of each multiples valuation calculated with +/-1x EV/EBITDA multiples for each case
8. Minimum and maximum of DCF methodology calculated with +/-1% market risk premium for each case

Itaú BBA

28

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Exchange Ratio Summary[1,2]

Preliminary & Confidential

Methodology	Comment	Exchange Ratio[7]: EOC Americas / ENI Americas	Exchange Ratio[7]: CHI Americas / ENI Americas
Trading Multiples[5,6] (EV/EBITDA 16E)	▸ Maximum exchange ratio based on base case Generation and Distribution multiples, +10.0% on the resulting exchange ratio ▸ Minimum exchange ratio based on base case Generation and Distribution multiples, -10.0% on the resulting exchange ratio	2.12 – 2.59	4.15 – 5.07
Trading Multiples[5,6] (EV/EBITDA 17E)	▸ Maximum exchange ratio based on base case Generation and Distribution multiples, +10.0% on the resulting exchange ratio ▸ Minimum exchange ratio based on base case Generation and Distribution multiples, -10.0% on the resulting exchange ratio	2.04 – 2.50	4.27 – 5.22
Transaction Multiples[3] (EV/EBITDA LTM)	▸ Maximum exchange ratio based on base case Generation and Distribution multiples, +10.0% on the resulting exchange ratio ▸ Minimum exchange ratio based on base case Generation and Distribution multiples, -10.0% on the resulting exchange ratio	2.20 – 2.68	3.64 – 4.45
Discounted Cash Flow[4]	▸ Maximum exchange ratio based on base case Generation and Distribution WACCs and PGRs, +10.0% on the resulting exchange ratio ▸ Minimum exchange ratio based on base case Generation and Distribution WACCs and PGRs, -10.0% on the resulting exchange ratio	2.31 – 2.82	3.83 – 4.68

Source: Enersis Américas, EOC Américas and Chilectra Américas information including Business Plan provided by Enersis, EOC and Chilectra Board of Directors, and Itaú BBA

Notes:

1. Based on projections provided by Enersis Américas, EOC Américas and Chilectra Américas
2. Includes net debt allocation based on information provided in the Business Plan
3. Assumes 2016E EBITDA as proxy for LTM
4. 5-year DCF valuation was applied to each asset, based on management projections dated as of May 31st, 2016 and discounted using mid-period convention
5. Considers the following companies for generation comparables: Chile: AES Gener, Colbún, EOC and E-CL; Colombia: Isagen and Celsia; Peru: Edegel and Enersur; Brazil: Tractebel and AES Tietê; Argentina: Endesa Costanera and Pampa Energia
6. Considers the following companies for distribution comparables: Chile: Aguas Andinas; Colombia: EEB; Peru: Luz Del Sur and Edelnor; Brazil: Equatorial and Eletropaulo; Argentina: Edenor
7. Exchange ratio ranges consider the transaction's net tax expenses incurred by Endesa Américas and Chilectra Américas of US$132 mm and US$17 mm respectively

Itaú BBA

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CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA.

Preliminary & Confidential APPENDICES

Preliminary & Confidential APPENDIX A Summary of Information Provided

Summary of Information Provided Preliminary & Confidential Information Provided Enersis Américas, Endesa Américas and Chilectra Américas enabled a Virtual Data Room (VDR) which included the following selected items: Financial and operating information, including historical financial statements for Enersis Américas, Endesa Américas and Chilectra Américas Presentations made by the management of Enersis Américas, Endesa Américas, Chilectra Américas and operating assets, regarding the current landscape in the different geographies and business lines Internal financial analysis and forecast for the entities under consideration prepared by Enersis Américas, Endesa Américas, Chilectra Américas for our use by the respective Board of Directors (the Business Plan) Business Plan included operating projections for main generation and distribution assets Business Plan included macroeconomic and industry specific assumptions by country Business Plan included allocation of holding net debt and expenses, as well as tax costs and benefits related to the Proposed Transaction Legal information and analysis related to the outstanding net debt of the entities under consideration, the allocation in the context of the Proposed Transaction, and information on intercompany loans Other information included: regulatory models for main generation and distribution assets, selected brokers research reports We also participated in management presentations with members of senior management of Enersis Américas, Endesa Américas and Chilectra Américas, regarding their assessment of the past and current business operations, financial condition and future prospects of the assets under consideration Itaú BBA asked several questions through the formal channel established by the parties involved in the Proposed Transaction, which were periodically answered via the VDR CONFIDENTIAL. IT IS FORBIDDEN TO MAKE THIS MATERIAL AVAILABLE OR DISCLOSE IT WITHOUT THE PRIOR WRITTEN CONSENT OF ITAÚ BBA. 32